Exhibit 12.1
                                                                        5/2/2008

                              ALABAMA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2007
                       and the year to date March 31, 2008


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                                                                                                                           Three
                                                                                                                           Months
                                                                                                                           Ended
                                                                                  Year ended December 31,                 March 31,
                                                        ---------------------------------------------------------------------------
                                                          2003           2004        2005         2006            2007       2008
                                                        --------------------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                            $  782,220    $  819,955  $  819,515    $   875,256    $  969,493  $214,128
Interest expense, net of amounts capitalized               215,858       211,373     215,431        254,229       275,814    69,510
Distributions on mandatorily redeemable
 preferred securities                                       15,255             0           0              0             0         0
AFUDC - Debt funds                                           6,421         6,856       8,173          7,939        17,990     5,134
                                                       -----------   ----------- -----------   ------------   ----------- ---------
   Earnings as defined                                  $1,019,754    $1,038,184  $1,043,119    $ 1,137,424    $1,263,297  $288,772
                                                       ===========   =========== ===========   ============   =========== =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                              $  183,953    $  173,226  $  186,542    $   231,060    $  250,512  $ 65,506
Interest on affiliated loans                                   274        16,479      16,563         16,764        15,369     2,934
Interest on interim obligations                                388           465       1,063          1,873         1,915       302
Amort of debt disc, premium and expense, net                15,671        14,793      14,559         12,987        14,542     3,364
Other interest charges                                      21,993        13,266       4,877           (514)       11,467     2,539
Distributions on mandatorily redeemable
 preferred securities                                       15,255             0           0              0             0         0
                                                        -----------   ----------- -----------   ------------   ----------- ---------
   Fixed charges as defined                             $  237,534    $  218,229  $  223,604    $   262,170    $  293,805  $ 74,645
                                                        ===========   =========== ===========   ============   =========== =========



RATIO OF EARNINGS TO FIXED CHARGES                           4.29          4.76        4.67           4.34          4.30      3.87

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